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                                                            EXHIBIT 99.d(ii)(ss)

                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

      This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of February 9, 2004 by and between AMR Investment Services, Inc., a Delaware corporation (the "Manager"), and Lazard Asset Management LLC (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

      Whereas, the Manager and the Adviser entered into an Investment Advisory Agreement dated March 1, 1999, as subsequently amended on January 1, 2003 and January 13, 2003 (the "Agreement"), and they desire to further amend the Agreement as provided herein;

      Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1.    Amendment.

            Section 2 of the Agreement is hereby deleted and replaced with the following:

                  "2. Portfolio Transactions. The Adviser is authorized to
            select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio's assets designated to the Adviser to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio's registration statement. The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets."

            Section 3 of the Agreement is hereby deleted and replaced with the following:

                  "3. Compensation of the Adviser. For the services to be
            rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual

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            percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).

                  The Adviser agrees that, in the event it subsequently enters into an agreement with a client (1) pursuant to which it manages an amount of assets for the entire client relationship equal to or less than the assets of the account, (2) the client relationship is for a corporate pension client with respect to a substantially similar investment management mandate and (3) the client relationship is not pursuant to a subadvisory, wrap fee or similar arrangement or an individual or entity with a relationship to the Adviser or one of its members or employees, and, pursuant to which it charges a fee rate that produces a lower fee at the same level of assets held in the account, Lazard will reduce the fee payable with respect to that account to the lower fee rate. In the event that the lower fee rate charged to the other client is subsequently increased, the fee payable with respect to the account shall be similarly increased, but not above the amount set forth in Schedule A."

      2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

      3. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 9th day of February, 2004.

LAZARD ASSET MANAGEMENT LLC                 AMR INVESTMENT SERVICES, INC.

By: ______________________________           By: ______________________________
     Name:                                            William F. Quinn
     Title:                                           President

Address:                                    Address:
30 Rockefeller Plaza                        4151 Amon Carter Blvd., MD 2450
New York, NY 10112                          Ft. Worth, TX 76155
Fax: (212) 632-6883                         Attn: William F. Quinn
                                            Fax: (817) 963-3902
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